Exhibit (a)(1)(iv)

THE NEW IRELAND FUND, INC.

C/O KBI GLOBAL INVESTORS (NORTH AMERICA) LTD
ONE BOSTON PLACE

201 WASHINGTON STREET, 36TH FLOOR
BOSTON, MASSACHUSETTS 02108

Offer to Purchase for Cash
1,213,300 of its Issued and Outstanding Shares of Common Stock
at 98% of Net Asset Value Per Share

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the material listed below relating to the offer of The New Ireland Fund, Inc., a closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”), to purchase for cash 1,213,300 of the Fund’s issued and outstanding shares of common stock (“Shares”), representing approximately 25% of the Shares as of April 8, 2021, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. As of April 8, 2021, there were 4,853,202 Shares outstanding. The Fund is offering to purchase Shares for cash, at a price, net to the seller (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 98% of the net asset value (“NAV”) per Share as determined by the Fund as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the next day the NAV per Share is calculated after the expiration date of the offer (the “Valuation Date”) or, if the offer is extended, on the next day the NAV per Share is calculated after the day to which the offer is extended.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Fund’s Offer to Purchase to their attention as promptly as possible.

No fees or commission will be payable to the Fund in connection with the Offer to Purchase. However, brokers, dealers or other persons may charge shareholders a fee for soliciting tenders for Shares pursuant to the Offer to Purchase. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Certain withholdings may apply with respect to payments to non-U.S. stockholders. BACK UP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 13, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” OF THE OFFER TO PURCHASE AND INSTRUCTION 12, “BACK UP WITHHOLDING” OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

(1) The Offer to Purchase dated April 15, 2021;

(2) The Letter of Transmittal for your use and to be provided to your clients;

(3) Notice of Guaranteed Delivery;

(4) Form of Letter to Clients, which may be sent upon request for information by your clients for whose account you hold shares registered in your name (or in the name of your nominee);

(5) Letter to Shareholders of the Fund; and

(6) Return envelope addressed to American Stock Transfer & Trust Company LLC (the “Depositary”).

No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer to Purchase.

The Offer to Purchase is not being made to, nor will the Fund accept tender of Shares from or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer to Purchase or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described in the Offer to Purchase under Section 4, tenders may be made without the concurrent deposit of stock certificates if: (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at a book-entry transfer facility (as described in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY SHARES.

For additional information or copies of the enclosed material, please contact AST Fund Solutions, LLC (the “Information Agent”) at 1-800-370-1164.

Very truly yours,

The New Ireland Fund, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE NEW IRELAND FUND, INC., THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER TO PURCHASE, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.